Exhibit 10.2

Wausau Paper Corp.

2015 Cash Incentive Compensation Plan

For

Executive Officers

Executive officers are entitled to receive cash incentive compensation based on the Company’s achieving levels of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ranging between $62.5 million and $90 million for the year ended December 31, 2015.  For purposes of this plan, EBITDA is derived from the Company’s audited financial statements after adjusting for any non-recurring or extraordinary items as determined in the discretion of the Compensation Committee.  No cash incentive bonuses will be paid if EBITDA is below the targeted range.  At the minimum targeted range of EBITDA, cash incentive bonuses will be 50% of the individual’s potential, and that percentage will increase on an incremental basis to 140% of the officer’s individual potential (as noted below) at the top of the targeted EBITDA range.

The following table sets forth, as a percentage of base salary, the maximum cash incentive compensation opportunity for the Chairman and Chief Executive Officer, President and Chief Operating Officer, and our Senior Vice President and Chief Financial Officer under our 2015 Cash Incentive Compensation Plan.

	Targeted Range of EBITDA	Individual Potential (expressed as a % of salary)

Chairman and Chief Executive Officer	$62.5 M–$90 M	150%

President and Chief Operating Officer	$62.5 M–$90 M	100%

Senior Vice President and Chief Financial Officer	$62.5 M–$90 M	100%